Exhibit 10.8

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into as of October 15, 2010, by and between CONTANGO ORE, INC. (“CORE”) and MR. DONALD ADAMS (“Consultant”).

WITNESSETH:

WHEREAS, Consultant has special knowledge and experience with governmental affairs and tribal affairs issues and operates an independent consulting practice or business; and

WHEREAS, CORE seeks part-time assistance and wants to utilize the knowledge and expertise of Consultant in connection with negotiations to lease additional properties with the Sealaska Corporation, the Doyon Corporation and other native tribes and businesses in Alaska and on State and Federal governmental affairs issues.

NOW, THEREFORE, it is agreed as follows:

1. Consultant shall perform consulting and advisory services for CORE as an independent consultant for a period of twelve months and each month thereafter unless and until terminated by a notice at least three (3) months in advance of termination, including assistance with governmental affairs and tribal affairs issues in connection with negotiations to lease additional properties with the Sealaska Corporation, the Doyon Corporation and other native tribes and businesses in Alaska and on State and Federal governmental affairs issues. Areas of work to be addressed by Consultant shall be set forth by Mr. Kenneth R. Peak, Chairman and Chief Executive Officer of CORE.

2. In the performance of this Agreement, the services and the hours Consultant is to work on any given day will be entirely within Consultant’s control, except that Consultant shall be available to work approximately two hundred (200) hours per year. None of the services or work of Consultant shall relate in any manner to that certain Mineral Lease dated effective July 15, 2008 by and between the Native Village of Tetlin and Juneau Exploration, L.P. which has assigned its interest in the Mineral Lease to an affiliate of CORE.

3. It is distinctly and particularly understood and agreed between the parties hereto that the Consultant is an independent contractor. Thus, neither Consultant nor his employees, if any, shall occupy an employer/employee relationship with CORE. Nothing herein contained shall be construed to be inconsistent with the independent contractor relationship nor shall Consultant or his employees be entitled to any of the benefits CORE provides to its employees.

4. Consultant shall, at its expense, supply all materials and equipment necessary to carry out the terms of this Agreement. Consultant shall be reimbursed for all approved travel or living expenses while away from the Native Village of Tetlin, Alaska, in the course of performing this Agreement.

5. In consideration of the performance of this Agreement by Consultant, CORE agrees to pay for his services the sum of Five Thousand Dollars ($5,000) on the date hereof and Five Thousand Dollars ($5,000) each month thereafter.

6. This Agreement may not be assigned by Consultant to any party. This written Agreement contains the entire agreement of the parties, and may not be modified without the written consent of both parties.

7. Consultant agrees that during the term of this Agreement, he may receive confidential business information, data, projections, estimates, and the like. Such information shall be deemed privileged and shall not be divulged to any person, firm or entity except on the direct written authorization of CORE. Further, upon termination of this Agreement, Consultant shall continue to treat such information as privileged and will not divulge the information received in confidence except upon direct written authorization of CORE. Inasmuch as Consultant will acquire or have access to information which is of a highly confidential and secret nature, it is understood that Consultant shall not perform similar services for other mineral companies without CORE’s written approval, during the term of this Agreement.

8. Consultant shall indemnify and hold harmless CORE from and against, and shall assume full responsibility for payment of all wages, state or federal payroll, social security, income or self-employment taxes, with respect to Consultant’s performance of this Agreement.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of Alaska applicable to contracts made and to be performed in the State of Alaska.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the day and year first above written.

CONTANGO ORE, INC.		CONSULTANT

By:	/s/ KENNETH R. PEAK	/s/ DONALD ADAMS
Its Chairman		Donald Adams